AGILYSYS’ FISCAL 2017 FIRST QUARTER REVENUE INCREASES 13% TO $31.0 MILLION, INCLUSIVE OF 31% RISE IN SUBSCRIPTION REVENUE

Reiterates Fiscal 2017 Outlook

Alpharetta, GA - August 3, 2016 - Agilysys, Inc. (Nasdaq: AGYS), a global provider of next-generation hospitality software solutions and services, today reported operating results for its fiscal 2017 first quarter ended June 30, 2016.

Summary of Fiscal 2017 First Quarter Financial Results

•	Total net revenue was $31.0 million, compared to total net revenue of $27.5 million in the comparable prior-year period.

•
Recurring revenues (which are comprised of support, maintenance and subscription services) were $14.9 million, or 48% of total net revenue, compared to $14.9 million, or 54% of total net revenue, for the same period in fiscal 2016. SaaS revenues for the first quarter increased 31% year over year and comprised 20% of total recurring revenues, compared to 16% of total recurring revenues in the first quarter of fiscal 2016.

•
Gross margin was 52.3% in the fiscal 2017 first quarter, compared to 59.7% in the prior-year period. The fiscal 2017 first quarter gross margin reflects the previously disclosed impact of the amortization of software development costs as the Company’s rGuest® Stay property management solution achieved general availability.

•	Net loss in the fiscal 2017 first quarter was $(2.3) million, or $(0.10) per diluted share, compared to a net loss of $(0.2) million, or $(0.01) per diluted share, in the prior-year period.

•	Adjusted EBITDA (non-GAAP) was $0.4 million, compared to Adjusted EBITDA of $1.2 million in the same period last year (see reconciliation below).

Jim Dennedy, President and CEO of Agilysys, commented, “Our positive revenue growth continued in the fiscal 2017 first quarter. The first quarter results include 13% revenue growth and another quarter of more than 30% year-over-year growth in subscription-based revenue. In addition, the total contract value of bookings for subscription based business increased 250% year over year. The growth rate of our subscription business reflects a continued shift to a higher level of recurring revenue in our overall revenue mix, a more predictable revenue stream and a stronger connection to our customers.

“The 28% year-over-year increase in our installed point of sale end points and 4% rise in the number of rooms managed by our Lodging solutions provides strong evidence of our growth in market share. In addition, we have added more than 130 new customer wins over the last twelve months, including 37 new customer wins in the first quarter. Our product investments provide valuable innovation for the hospitality markets we serve and are driving our success in growing our business with current customers, attracting business with new customers, and expanding our total addressable markets. We expect these trends to continue which will benefit both our near and long term results.”

Fiscal 2017 Outlook
Agilysys today reiterated its forecast for several financial metrics for fiscal 2017, including revenue, gross margin and Adjusted EBITDA (non-GAAP) originally provided on June 9, 2016. The Company’s outlook for fiscal 2017 contemplates:

•	Full year revenue of approximately $132 - $136 million compared to fiscal 2016 revenue of $120 million.

•
Gross margin for fiscal 2017 is expected to be in the low-50% range, which reflects the impact of higher cost of goods sold related to the recent general availability of rGuest Stay for limited and select service hotels and chains and a continued mix shift in revenue towards more subscription based sales.

•	Adjusted EBITDA is expected to double in fiscal 2017, compared to fiscal 2016 Adjusted EBITDA of $4.3 million.

Janine Seebeck, Chief Financial Officer, commented, “Our fiscal 2017 first quarter results reflect the benefit from growth in our customer base and the expansion of relationships with existing customers, as well as from our entry into new hospitality markets. Product advancements for our Lodging and F&B solutions are catalyzing a high level of interest and enthusiasm from hospitality operators which is helping to open up opportunities in markets where we do not currently have significant market share. To meet this new demand, as previously discussed, we are leveraging our balance sheet on our return-focused product development investment plan in order to add features and functionality to our solutions that will continue to expand our addressable markets and further build value in our business. Given the timing of these investments and our support and maintenance calendar-year billing cycle, we expect our fiscal 2017 year-end cash balance will be higher than the fiscal 2017 first quarter ending level. Reflecting the expected initial benefit from these accelerated product introductions and our ongoing momentum, we continue to forecast low double digit revenue growth and Adjusted EBITDA to more than double in fiscal 2017.”

2017 First Quarter Conference Call and Webcast
Agilysys is hosting a conference call and webcast today, August 3, 2016, beginning at 9:00 a.m. ET. Both the call and the webcast are open to the public. The conference call number is 224-357-2393 (domestic or international); and the conference ID number is 49631673. Please call five minutes prior to the presentation to ensure that you are connected.

Interested parties may also access the conference call live on the Internet at Agilysys Events & Presentations. Approximately, two hours after the call has concluded, an archived version of the webcast will be available for replay at the same location.

Forward-Looking Language
This press release and other publicly available documents, including the documents incorporated herein and therein by reference, contain, and our officers and representatives may from time to time make, "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "anticipate," "intend," "plan," "goal," "seek," "believe," "project," "estimate," "expect," "strategy," "future," "likely," "may," "should," "will" and similar references to future periods, and include (i) the statements in the last sentences of the first and second paragraphs after the bullets under the heading “Summary of Fiscal 2017 First Quarter Financial Results” and (ii) the statements under the heading “Fiscal 2017 Outlook.” These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. These statements are based on management’s current expectations, intentions or beliefs and are subject to a number of factors, assumptions and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Factors that could cause or contribute to such differences or that might otherwise impact the business include the risk factors set forth in Item 1A of the company’s Annual Report for the fiscal year ended March 31, 2016. Copies are available from the SEC or the Agilysys website. We undertake no obligation to update any such factor or to publicly announce the results of any revisions to any forward-looking statements contained herein whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Information
To supplement the unaudited condensed consolidated financial statements presented in accordance with U.S. GAAP in this press release, certain non-GAAP financial measures as defined by the SEC rules are used. These non-GAAP financial measures include adjusted cash flow from operations and adjusted EBITDA. Management believes that such information can enhance investors' understanding of the company's ongoing operations. See the accompanying tables below for reconciliations of adjusted cash flow from operations and adjusted EBITDA to the comparable GAAP measures.

About Agilysys
Agilysys is a leading technology company that provides innovative point-of-sale, property management, inventory and procurement, workforce management, analytics, document management and mobile and wireless solutions and services to the hospitality industry. The company's solutions and services allow property managers to better connect, interact and transact with their customers by streamlining operations, improving efficiency, increasing guest recruitment and wallet share, and enhancing the guest experience. Agilysys serves four major market sectors: Gaming, both corporate and tribal; Hotels, Resorts and Cruise; Foodservice Management; and Restaurants, Universities, Stadia and Healthcare. A significant portion of the company's consolidated revenue is derived from contract support, maintenance and subscription services. Agilysys operates throughout North America, Europe and Asia, with corporate services located in Alpharetta, GA, and offices in Singapore, Hong Kong, Malaysia and the Philippines. For more information, visit www.agilysys.com.

# # #

Investor Contact:
Janine Seebeck
Chief Financial Officer
Agilysys, Inc.
770-810-7800 or investorrelations@agilysys.com

Richard Land, Norberto Aja, Jim Leahy
JCIR
212-835-8500 or agys@jcir.com

- Financial tables follow -

AGILYSYS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

(In thousands, except per share data)	Three Months Ended June 30,
	2016	2015

Net revenue:
Products	$9,520	$8,811
Support, maintenance and subscription services	14,948	14,899
Professional services	6,485	3,781
Total net revenue	30,953	27,491
Cost of goods sold:
Products (inclusive of developed technology amortization)	6,532	4,922
Support, maintenance and subscription services	3,856	3,495
Professional services	4,374	2,675
Total cost of goods sold	14,762	11,092
Gross profit	16,191	16,399
Gross profit margin	52.3%	59.7%
Operating expenses:
Product development	6,855	6,268
Sales and marketing	5,634	4,461
General and administrative	4,873	5,177
Depreciation of fixed assets	598	518
Amortization of intangibles	336	298
Restructuring, severance and other charges	89	(46)
Operating loss	(2,194)	(277)
Other (income) expense:
Interest income	(33)	(44)
Interest expense	4	8
Other expense (income), net	90	(32)
Loss before taxes	(2,255)	(209)
Income tax expense (benefit)	42	(24)
Net loss	$(2,297)	$(185)

Weighted average shares outstanding	22,599	22,220

Loss per share - basic and diluted:
Loss per share	$(0.10)	$(0.01)

AGILYSYS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(In thousands, except share data)	June 30, 2016	March 31, 2016

ASSETS
Current assets:
Cash and cash equivalents	$55,312	$60,608
Accounts receivable, net of allowance for doubtful accounts of $507 and $617, respectively	17,312	22,017
Inventories	2,280	2,692
Prepaid expenses and other current assets	8,930	10,184
Total current assets	83,834	95,501
Property and equipment, net	13,976	14,197
Goodwill	19,622	19,622
Intangible assets, net	8,565	8,576
Software development costs, net	46,253	44,215
Other non-current assets	2,876	3,046
Total assets	$175,126	$185,157

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,501	$7,761
Deferred revenue	28,781	33,241
Accrued liabilities	9,690	12,980
Capital lease obligations, current	122	118
Total current liabilities	46,094	54,100
Deferred income taxes, non-current	3,139	3,075
Capital lease obligations, non-current	194	215
Other non-current liabilities	4,230	4,294
Shareholders' equity:
Common shares, without par value, at $0.30 stated value; 80,000,000 shares authorized; 31,606,831 shares issued; and 22,939,102 and 22,942,586 shares outstanding at June 30, 2016 and March 31, 2016, respectively	9,482	9,482
Treasury shares, 8,667,729 and 8,664,245at June 30, 2016 and March 31, 2016, respectively	(2,601)	(2,600)
Capital in excess of stated value	(7,343)	(7,645)
Retained earnings	122,116	124,413
Accumulated other comprehensive loss	(185)	(177)
Total shareholders' equity	121,469	123,473
Total liabilities and shareholders' equity	$175,126	$185,157

AGILYSYS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended
(In thousands)	June 30,
	2016	2015

Operating activities
Net loss	$(2,297)	$(185)
Adjustments to reconcile loss from operations to net cash used in operating activities
Net restructuring, severance and other charges	(389)	(308)
Net legal settlements	(100)	—
Depreciation	598	518
Amortization	336	297
Amortization of developed technology	1,266	256
Deferred income taxes	64	40
Stock based compensation	346	404
Change in cash surrender value of company owned life insurance policies	(5)	—
Changes in operating assets and liabilities:
Accounts receivable	4,700	6,245
Inventories	413	121
Prepaid expense	816	160
Accounts payable	(408)	(6,543)
Deferred revenue	(3,812)	(1,395)
Accrued liabilities	(2,391)	(1,397)
Income taxes payable	(42)	7
Other changes, net	(114)	(85)
Net cash used in operating activities	(1,019)	(1,865)

Investing activities
Capital expenditures	(410)	(1,212)
Capitalized software development costs	(3,278)	(5,572)
Additional (investments in) proceeds from corporate-owned life insurance policies	(1)	(21)
Net cash used in investing activities	(3,689)	(6,805)

Financing activities
Payments to settle contingent consideration arising from business acquisition	(197)	—
Repurchase of common shares to satisfy employee tax withholding	(346)	(412)
Principal payments under long-term obligations	(24)	(10)
Net cash used in financing activities	(567)	(422)
Effect of exchange rate changes on cash	(21)	59
Net decrease in cash and cash equivalents	(5,296)	(9,033)
Cash and cash equivalents at beginning of period	60,608	75,067
Cash and cash equivalents at end of period	$55,312	$66,034

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING ACTIVITIES:
Accrued capital expenditures	$343	$78
Accrued capitalized software development costs	985	2,738

AGILYSYS, INC.
RECONCILIATION OF OPERATING CASH FLOWS TO
ADJUSTED CASH FLOWS FROM OPERATIONS
(UNAUDITED)

	Three Months Ended
(In thousands)	June 30,
	2016	2015
Operating activities:
Net cash used in operating activities	$(1,019)	$(1,865)
Non-recurring cash items:
Payments for restructuring, severance and other charges	389	262
Payments for legal settlements	100	—
Adjusted cash used in operating activities (a)	$(530)	$(1,603)

(a) Non-GAAP financial measure

AGILYSYS, INC.
RECONCILIATION OF ADJUSTED EBITDA TO NET LOSS
(UNAUDITED)

(In thousands)	Three Months Ended
	June 30,
	2016	2015

Net loss	$(2,297)	$(185)
Income tax expense (benefit)	42	(24)
Loss before taxes	(2,255)	(209)
Depreciation of fixed assets	598	518
Amortization of intangibles	336	298
Amortization of developed technology	1,266	256
Interest income	(29)	(36)
EBITDA (b)	(84)	827
Share-based compensation	346	404
Restructuring, severance and other charges	89	(46)
Other non-operating expense (income)	90	(32)
Adjusted EBITDA (a)	$441	$1,153

(a) Adjusted EBITDA, a non-GAAP financial measure, is defined as income before income taxes, interest expense (net of interest income), depreciation and amortization (including amortization of developed technology), and excluding charges relating to i) legal settlements, ii) restructuring, severance, and other charges, iii) asset write-offs and other fair value adjustments, iv) share-based compensation, and v) other non-operating (income) expense

(b) EBITDA is defined as net income before income taxes, interest expense, depreciation and amortization